UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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SHAMROCK ACTIVIST VALUE FUND, L.P.

4444 W. Lakeside Drive

Burbank, CA 91505

October 14, 2009

Dear Fellow Texas Industries Shareholder:

As the October 22, 2009, annual meeting fast approaches, we ask you to add your vote to the growing call to change the status quo at Texas Industries.

Since our last letter, three independent proxy advisory firms – RiskMetrics Group, Proxy Governance, Inc. and Egan-Jones Proxy Services – have given their unanimous support to the Shamrock Activist Value Fund, L.P.’s three nominees to the Texas Industries board of directors and to our three corporate governance shareholder proposals. After considering management’s perspective and our facts, all three firms recommended that shareholders vote on the WHITE proxy card “FOR” all of our three nominees and “FOR” all of our three shareholder proposals.

We think these recommendations speak volumes about the merits of our candidates and our shareholder proposals, and we think it is important to highlight some comments these advisory firms made in making their recommendations “FOR” our platform.

RiskMetrics stated “the presence of the three [Shamrock Activist Value Fund, L.P.] nominees on the [Texas Industries] board would likely prove beneficial to shareholder value. The long-term financial and operational performance of the company, as well as the prevalence of several shareholder unfriendly governance provisions, establish the need for change. Further, we believe the [Shamrock Activist Value Fund, L.P.’s nominees’] diverse skill sets will prove beneficial to the board.”

Proxy Governance stated that in its view “shareholders cannot expect a sustainable recovery [at Texas Industries] without taking the extraordinary actions of shaking up both the board and the corporate governance regime.”

Egan-Jones concluded that it believes our nominees have “the necessary independence, experience, energy, skills and personality to work with their fellow directors to meet Texas Industries’ operational, strategic and corporate governance challenges, if elected … [and] will bring to the Texas Industries board much needed finance and capital markets, corporate governance, and cement industry operations expertise.”

We and our parallel investment vehicles together own more than 10% of the outstanding Texas Industries common stock, so we believe our economic interests are directly aligned with yours. Our nominees and shareholder proposals also have been publicly endorsed by two other significant shareholders who combined own approximately 25% of the outstanding Texas Industries common stock.

We think these major Texas Industries shareholders and these independent proxy advisory firms are sending a clear message, and we hope you will join with them – and us – by voting the WHITE proxy card for change. We believe Texas Industries can have a strong future – and that with a board devoted to working to increase value for the benefit of all shareholders, its best days are yet ahead. Our nominees are committed to doing just that.

The meeting is fast approaching, so please use the Internet or telephone voting instructions on the enclosed WHITE proxy card to vote “FOR” our nominees and “FOR” our shareholder proposals TODAY!

Thank you for your time and support.

Very truly yours,

/s/ Dennis A. Johnson
Dennis A. Johnson, CFA, on behalf of the Shamrock Activist Value Fund, L.P.

Please endorse change at Texas Industries by voting the enclosed WHITE proxy card “FOR” our three nominees – Ms. Marjorie L. Bowen, Mr. Dennis A. Johnson and Mr. Gary L. Pechota – and “FOR” our three corporate governance shareholder resolutions. Please discard and do not return any blue proxy card you may receive from Texas Industries. Even if you have already voted on the blue proxy card solicited by Texas Industries, you have every right to change your vote using the WHITE proxy card. Only your latest dated proxy counts. If you have any questions or require assistance in voting your shares, please contact MacKenzie Partners, Inc., by telephone at (800) 322-2885 or by email at savf-txi@mackenziepartners.com.

Permission to reprint RiskMetrics Group, Proxy Governance, Inc. and Egan-Jones Proxy Services statements was neither sought nor obtained.